UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE SECURITIES
EXCHANGE ACT OF 1934

RCM TECHNOLOGIES, INC. (Exact Name of Registrant as Specified in its Charter)

NV (State of Incorporation or Organization)	95-1480559 (I.R.S. Employer Identification No.)
2500 McClellan Avenue, Suite 350 Pennsauken, NJ 08109-4613 (Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Exchange Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and is effective pursuant to General Instruction A.(c), please check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, and is effective pursuant to General Instruction A.(d), please check the following box.   ☐

Securities Act registration statement file number to which this form relates: None

Securities to be registered pursuant to Section 12(g) of the Exchange Act: None

Item 1.                      Description of Registrant’s Securities to be Registered

On May 28, 2013, RCM Technologies, Inc. (the “Company”) entered into an Amended and Restated Rights Agreement (the “Amended and Restated Rights Agreement”) with American Stock Transfer & Trust Company, as Rights Agent, to amend certain of the provisions of its Rights Agreement, dated as of January 30, 2013 (the “Original Rights Agreement”).

The primary purpose of the amendment and restatement of the Original Rights Agreement was to incorporate a stockholder redemption feature (qualifying offer clause) providing that if the Company receives a Qualifying Offer (as defined in the Amended and Restated Rights Agreement) and the Board has not redeemed the outstanding Rights or exempted such offer from the terms of the Amended and Restated Rights Agreement or called a special meeting of stockholders for the purpose of voting on whether or not to exempt such Qualifying Offer from the terms of the Amended and Restated Rights Agreement, in each case by the end of the ninety (90) Business Days (as defined in the Amended and Restated Rights Agreement) following the commencement of such Qualifying Offer, the holders of 10 percent of the common stock may call a Special Meeting (as defined in the Amended and Restated Rights Agreement) to vote on a resolution authorizing the redemption of all, but not less than all, of the then outstanding Rights at the Redemption Price (as defined in the Amended and Restated Rights Agreement).

The Amended and Restated Rights Agreement is attached hereto as Exhibit 4.1. The foregoing description of the amendments to the Original Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement.

Item 2.                      Exhibits

Exhibit No.	Exhibit Description
4.1
Amended and Restated Rights Agreement, dated as of May 28, 2013, between RCM Technologies, Inc. and American Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed May 29, 2013).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

RCM TECHNOLOGIES, INC.

By:	/s/ Kevin D. Miller
Kevin D. Miller
Chief Financial Officer, Treasurer and Secretary

Dated: May 29, 2013

Exhibit Index

Exhibit No.	Exhibit Description
4.1
Amended and Restated Rights Agreement, dated as of May 28, 2013, between RCM Technologies, Inc. and American Stock Transfer & Trust Company (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K, filed May 29, 2013).